Exhibit 99.1

Techwell Reports Fourth Quarter and Fiscal Year 2008 Financial Results

SAN JOSE, Calif.--(BUSINESS WIRE)--February 5, 2009--Techwell, Inc., (NASDAQ: TWLL), a leading designer of mixed signal video surveillance solutions for the security surveillance and automotive infotainment markets, today announced financial results for the fourth quarter and fiscal year ended December 31, 2008.

Fourth Quarter and Fiscal 2008 Highlights:

  Reported net revenue of $16.5 million for the fourth quarter of 2008
  Attained gross margin of 62 percent in the fourth quarter
  Achieved fourth quarter GAAP net income per diluted share of $0.07
  Generated cash of $4.1 million in the fourth quarter
  Recorded fiscal year net revenue of $67.6 million, representing an annual growth rate of 13 percent
  Generated cash of $13.0 million in 2008

Fourth Quarter 2008 Results

Total revenue for the fourth quarter of 2008 was $16.5 million, compared to revenue of $16.5 million in the fourth quarter of 2007 and $18.5 million in the third quarter of 2008. Total revenue consisted of $13.8 million in security surveillance, $1.4 million in LCD display, $1.3 million in video decoders and $9,000 of other revenue.

Gross margin for the fourth quarter was 62 percent as compared to 63 percent in the preceding quarter and 61 percent in the same period a year ago. Operating expenses for the fourth quarter totaled $8.5 million, or 52 percent of total revenue, including approximately $1.0 million in tape out expense for new products. This compares to operating expenses of $8.0 million, or 43 percent of revenue, in the preceding quarter and $7.2 million, or 44 percent of revenue, in the same period a year ago.

Commenting on the fourth quarter, Hiro Kozato, Techwell’s President and Chief Executive Officer, stated, “During the quarter, the macroeconomic environment continued to weaken impacting our core security surveillance business, as well as our automotive and consumer businesses. Security surveillance revenue decreased from our original expectations as several of our customers pushed out orders due to decreasing demand. Similarly, the decline in overall consumer spending has had a significant effect on the automotive market and our LCD display business, even though design activity has remained strong.”

Mr. Kozato continued, “Throughout this past year, we have continued to execute on our new product roadmap, which we believe positions the company well for future growth in our target markets. As a result of these efforts, during the fourth quarter we announced the first comprehensive single-chip 16-channel video and graphic display controller with HD 1080p display capability for next generation security surveillance applications. The TW2880 significantly improves the quality of video images and has the capability to support 16 live video inputs and playback 16 pre-recorded inputs simultaneously. This product has been well received by our customers and positions us to capture a large percentage of the semiconductor total available market in the security surveillance business. Also contributing to our future growth initiatives, we have significant activity in the automotive infotainment market with our LCD display products. Despite a significant slowdown in automobile manufacturing production, the number of LCD displays per automobiles manufactured continues to rise as OEMs look to support automotive infotainment applications, including navigation systems, DVD and backup cameras.”

Net income for the fourth quarter of 2008 was $1.6 million, or $0.07 per diluted share. This compares to net income in the third quarter of 2008 of $2.5 million, or $0.11 per diluted share, and net income of $4.2 million, or $0.19 per diluted share, in the fourth quarter of 2007. The effective tax rate for the fourth quarter of 2008 was 30 percent, compared to an effective tax rate of 39 percent in the preceding quarter. Due to the recently passed legislation renewing the research and development tax credits through 2009, the Company realized all of its 2008 R&D tax credits in the fourth quarter.

Net income includes pre-tax stock-based compensation expenses of approximately $1.9 million, equating to a $0.09 per diluted share charge. Net income for the third quarter of 2008 included pre-tax stock-based compensation expenses of approximately $1.8 million, equating to a $0.08 per diluted share charge. Net income for the fourth quarter of 2007 included pre-tax stock-based compensation expenses of approximately $1.3 million, equating to a $0.06 per diluted share charge. Shares used to compute GAAP net income per diluted share for the fourth quarter of 2008 totaled 22.1 million shares.

Cash and cash equivalents, short and long term investments increased by $4.1 million in the fourth quarter, totaling approximately $81.4 million as of December 31, 2008, compared to approximately $77.3 million as of September 30, 2008 and $68.4 million as of December 31, 2007.

Fiscal 2008 Results

For the full year 2008, net revenue was $67.6 million, compared to net revenue of $59.9 million in 2007, which represents a year-over-year growth rate of approximately 13 percent. Revenue within each of the Company’s product lines consisted of $52.7 million in security surveillance, $7.1 million in LCD display, $7.6 million in video decoders and $258,000 of other revenue.

Gross margin for the full year of 2008 was 62 percent, compared to gross margin of 60 percent in 2007. Operating expenses totaled $31.8 million or 47 percent of total revenue, as compared to $24.6 million, or 41 percent of revenue in 2007.

Net income for 2008 was $7.8 million, or $0.35 per diluted share, which included pre-tax stock based compensation expenses of $7.3 million. This compares to 2007 net income of $14.7 million, or $0.68 per diluted share, which included pre-tax stock-based compensation expenses of $4.6 million and the favorable tax effect from the release of a valuation allowance that allowed the Company to record a tax benefit for the year of $0.5 million.

Cash, cash equivalents, short and long term investments increased by approximately $13.0 million, resulting in a total of approximately $81.4 million as of December 31, 2008, compared to approximately $68.4 million as of December 31, 2007.

Business Outlook

Mr. Kozato concluded, “Looking forward, we expect our results in the first quarter of 2009 to reflect continued weakness in the global economic climate, and as a result, we have implemented strict controls over discretionary spending in order to maintain non-GAAP profitability during this time. We remain focused on future revenue growth through continued investments in R&D and additional design wins in our target markets. We anticipate ongoing success in the security surveillance market, in particular from the TW2880 and other new products planned for 2009 that we believe will significantly contribute to our future results. Additionally, we expect that our designs wins in the automotive market have positioned us to begin ramping revenue when that market recovers. Although the overall business environment will remain challenging, we are anticipating demand to improve in the second half of the year once inventories have been corrected. As a result, we expect revenue for the first quarter of 2009 to range between $10 million and $11 million.” Additional financial details regarding the Company’s business outlook will be provided during its conference call at 2:15 P.M. Pacific Time (PT) today, February 5, 2009.

Fourth Quarter 2008 Conference Call and Webcast Information

Techwell, Inc. will host a conference call with the financial community today, February 5, 2009, at 2:15 P.M. Pacific Time (PT), 5:15 P.M. Eastern Time (ET). The conference call will be broadcast live on the Company’s Investor Relations website at http://www.techwellinc.com. Those parties interested in participating via telephone should dial 1-888-713-4214 with the conference ID number 76746404. International participants should dial 1-617-213-4866 and provide the same pass code at the prompt. A telephonic replay of the call will be available approximately two hours after the end of the call and will be available until midnight ET on Wednesday, February 11, 2009. The replay number is 1-888-286-8010 with a pass code of 38744854. International callers should dial 1-617-801-6888 and enter the same pass code at the prompt. An archived version of the webcast will also be available on the Company’s website.

Forward-Looking Statements

This press release and related conference call contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terminology such as may, will, could, should, anticipate and expect and the negative of these terms or other similar expressions. These are statements that relate to future events and include, but are not limited to Techwell’s leadership position and growth prospects in the security surveillance market and the LCD display markets, increased demand for its products, its release of new products and statements related to anticipated financial results for the first quarter of 2009 and beyond. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in these forward-looking statements. These risks and uncertainties include but are not limited to: a determination, upon completion of further quarterly closing and review procedures, that the financial results for the fourth quarter and full fiscal year of 2008 are different than the results set forth in this press release, Techwell’s dependence on increased demand for digital video applications for the security surveillance, automotive and consumer markets, the potential decline in average selling prices for Techwell’s products, competition, dependence on key and highly skilled personnel, the ability to develop new products, as well as other risks detailed from time to time in its SEC filings, including those described in Techwell’s Quarterly Report on Form 10-Q filed on November 6, 2008 with the Securities and Exchange Commission. Statements included in this release are based upon information known to Techwell as of the date of this release, and Techwell assumes no obligation to update information contained in this press release.

About Techwell

Techwell is a fabless semiconductor company that designs, markets and sells mixed signal video semiconductor solutions for the security surveillance and automotive infotainment markets. Headquartered in San Jose, CA, Techwell currently has over 160 employees in the U.S., China, Japan, South Korea and Taiwan. Please visit www.techwellinc.com for more information.

Techwell, Inc. and the Techwell, Inc. logo are trademarks of Techwell, Inc. All other trademarks are the property of their respective owners.

(Financial Tables to Follow)

TECHWELL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues	$16,503	$16,505	$67,636	$59,887

Cost of Revenues	6,224	6,372	25,647	24,200

Gross profit	10,279	10,133	41,989	35,687

Operating Expenses
Research and development	4,905	3,696	17,104	12,277
Selling, general and administrative	3,623	3,520	14,656	12,287
Total operating expenses	8,528	7,216	31,760	24,564

Income from operations	1,751	2,917	10,229	11,123
Interest income	480	854	2,282	3,089

Income before income taxes	2,231	3,771	12,511	14,212
Income tax benefit/(provision)	(673)	438	(4,724)	518

Net income	$1,558	$4,209	$7,787	$14,730

Net income per share
Basic	$0.07	$0.20	$0.37	$0.71
Diluted	$0.07	$0.19	$0.35	$0.68

Weighted average shares used in computing net income per share:
Basic	21,284	20,864	21,112	20,772
Diluted	22,050	21,834	22,067	21,818

Stock-based compensation expense:
Cost of revenues	125	104	492	297
Research and development	886	416	3,339	1,830
Selling, general and administrative	894	786	3,506	2,423

TECHWELL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	December 31,	December 31,
	2008	2007

Assets
Current Assets:
Cash and cash equivalents	$44,485	$27,177
Short-term investments	17,582	33,384
Accounts receivable	1,985	2,095
Inventory	4,780	4,753
Deferred income tax asset	1,353	2,016
Prepaid expenses and other assets	1,200	1,456
Total Current Assets	71,385	70,881

Property and equipment - net	1,290	1,471
Long-term investments	19,350	7,839
Deferred income tax asset	4,031	3,419
Other assets	1,308	127
Total Assets	$97,364	$83,737

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,221	$2,973
Accrued expenses and other liabilities	2,117	2,534
Total Current Liabilities	4,338	5,507

Deferred rent	122	165
Total Liabilities	4,460	5,672

Stockholders' Equity:
Common stock	21	21
Additional paid-in capital	80,240	73,454
Deferred stock-based compensation	(19)	(160)
Accumulated comprehensive income	169	44
Retained earnings	12,493	4,706
Total Stockholders’ Equity	92,904	78,065

Total Liabilities and Stockholders’ Equity	$97,364	$83,737

CONTACT:
Techwell, Inc.
Mark Voll, 408-435-3888
Chief Financial Officer
investor@techwellinc.com
or
Shelton Group, Investor Relations
Investor Contact:
Beverly Twing, 972-239-5119, ext. 126
btwing@sheltongroup.com
or
Morphoses
Public Relations & Marketing Firm
Media Contact:
Sabrina Joseph, 408-726-1577
techwellpr@morphoses.com